MOODY NATIONAL REIT II, INC. 8-K

 Exhibit 99.1

March 17, 2020

Dear Shareholders of Moody National REIT II, Inc.:

Moody National REIT II, Inc. (referred to herein as “we,” “us”, “our” and the “Company”) is taking the threat of the ongoing coronavirus (“COVID-19”) pandemic seriously and is proactively taking steps to attempt to address the corresponding operational threats to the Company’s hotel properties, minimize the impact of COVID-19 on the Company’s financial results and position the Company to rebound as quickly as possible once the situation has stabilized.  The Company’s executive management team has an average of more than 25 years of experience in the hospitality industry, including experience dealing with the impacts of previous disruptive events such as 9/11 and the Great Recession, in addition to the experienced property level staff employed by our affiliated property management company.

First and foremost, the Company’s priority is ensuring that the staff and guests at its hotel properties are provided as healthy an environment as possible and the tools to maintain such an environment.  To that end, additional cleanliness protocols are being implemented at all of the Company’s work sites and hotel properties, including, but not limited to:

●	Placing additional large hand sanitizer dispensers throughout each property, especially around surfaces touched by numerous people, such as elevators, food and beverage areas, front desks, fitness rooms and public restroom facilities;

●	Implementing protocols to more frequently sanitize public areas using disinfecting products, with a focus on areas touched by multiple people, such as door handles, elevator buttons and room key cards; and

●	Implementing protocols to more frequently sanitize guest room surfaces using disinfecting products, including faucets, remote controls, pens, phones and clock radios.

Secondly, with respect to operational challenges, our hotel properties are currently experiencing varying levels of impact from the evolving COVID-19 threat.  While the makeup of our hotel portfolio would typically lend itself to a lesser impact than conference center hotels or resort-conference hotels (i.e., destination venues), the situation is highly fluid and there is no way to currently predict the ultimate extent and duration of the impact of COVID-19 on any of our hotel properties or our overall financial results. With respect to those hotel properties that have already been impacted, our experienced hotel management teams are implementing both revenue and expense strategies. Revenue strategies include focusing on occupancy driven revenue as opposed to rate driven revenue, which is accomplished by pursuing and accepting business that may not be in the traditional preferred rate range while continuing to maintain current and previous hotel accounts and providing incentives to rebook on future dates. Expense strategies include the implementation of numerous cost-savings measures including, but not limited to, reducing staffing, limiting expenditures to only essential items and suspending or eliminating training programs. These and other measures that we may implement will continue to be periodically assessed and revised as deemed appropriate as we navigate through the impact of COVID-19.

While we acknowledge that COVID-19 will continue to present us with significant challenges, we believe that the following factors will help the Company weather these turbulent times:

●	The Company has relatively low leverage, with a current loan-to-value ratio of approximately 46%;

●	The Company’s current property-level debt is nonrecourse, long-term and fixed rate with no imminent maturity dates;

●	The Company currently does not have any outstanding credit facilities; and

●	The Company anticipates future acquisition opportunities due to a potential economic downturn and the current historically low interest rates (although there can be no guarantee that any such acquisitions will occur).

We understand that these are uncertain times, but we are committed to taking all actions available to guide the Company and its hotel portfolio through this challenging time, which may include obtaining additional corporate-level debt and suspensions of share redemptions and distributions, if necessary.

Brett C. Moody

Chief Executive Officer

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

FORWARD-LOOKING STATEMENTS

Certain information contained in this press release constitutes “forward-looking statements” within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These statements include statements about our financial outlook, plans, strategies, business conditions, business trends and expectations, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the effects of the COVID-19 pandemic, including on the demand for travel, transient and group business, and levels of consumer confidence in the safety of travel as a result of the pandemic; the length of the COVID-19 pandemic and severity of such outbreak nationally and across the globe; the pace of recovery following the COVID-19 pandemic; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; and those other risks described in the Risk Factors sections of our Registration Statement on Form S-11 and the other reports we file with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.